Exhibit (j)(1) under Form N-1A
Exhibit 23 under Item 601/Reg. S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the caption “Financial Highlights” in each Prospectus and under the caption “Independent Registered Public Accounting Firm” in the Statement of Additional Information in Post-Effective Amendment Number 78 to the Registration Statement (Form N-1A, No. 2-29786) of Federated American Leaders Fund, Inc., and to the incorporation by reference of our report, dated May 19, 2009, on Federated American Leaders Fund, Inc. included in the Annual Shareholder Report for the fiscal year ended March 31, 2009.

/s/ ERNST & YOUNG LLP

Boston, Massachusetts
May 26, 2009